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Exhibit 2.2

                                    000030814


                               ARTICLES OF MERGER
                                       OF
                                 PEDIANET, INC.
                                       AND
                            ULTRAPHONICS - USA, INC.

                                     J908534

To the Secretary of State
State of Georgia

         Pursuant to the provisions of the Georgia Business Corporation Code, the domestic corporation and the foreign corporation herein named do hereby adopt the following articles of merger.

         FIRST: Annexed hereto and made a part hereof is the Plan of Merger for merging PediaNet Inc., a corporation of the State of New York, with and into Ultraphonics - USA, Inc., a corporation of the State of Georgia, as adopted at a meeting by the Board of Directors of PediaNet Inc. on November 22, 1999, and adopted at a meeting by the Board of Directors of Ultraphonics - USA, Inc. on November 23, 1999.

         SECOND: Pursuant to subsection (h) of Section 14-2-1103 of the Georgia Business Corporation Code, the approval by the shareholders of Ultraphonics - USA,Inc. to the merger is not required.

         THIRD: The merger of PediaNet,Inc. with and into Ultraphonics - USA, Inc. is permitted by the laws of the jurisdiction of organization of PediaNet Inc. and has been authorized in compliance with said laws.






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         FOURTH: Ultraphonics - USA, Inc. will continue its existence as the surviving corporation under the corporate name PediaNet.com, Inc. pursuant to the provisions of the Georgia Business Corporation Code.

         FIFTH: These Articles constitute an undertaking by Ultraphonics - USA, Inc. that the request for publication of a notice of filing these Articles of Merger and payment therefor will be made as required by subsection (b) of
Section 14-2-1105.1 of the Georgia Business Corporation Code.

         SIXTH: These Articles of Merger shall be effective on December 3l,
1999.

         Executed on this fourteenth day of December, 1999.



                              PEDIANET, INC.

                              By: /s/ Steven Richter
                                  ---------------------
                                  Name:  Steven Richter
                                  Title: President

                              ULTRAPHONICS - USA, INC.

                              By: /s/ C.M. Benedict
                                  ---------------------
                                  Name: C.M. Benedict
                                  Title: President